The Income Fund of America

July 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,166,322
Class B	$17,038
Class C	$157,610
Class F1	$128,654
Class F2	$60,710
Total	$2,530,334
Class 529-A	$42,937
Class 529-B	$894
Class 529-C	$10,460
Class 529-E	$1,762
Class 529-F1	$1,617
Class R-1	$3,039
Class R-2	$15,075
Class R-2E	-
Class R-3	$37,748
Class R-4	$35,012
Class R-5	$18,810
Class R-6	$71,586
Total	$238,940

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6600
Class B	$0.4977
Class C	$0.4966
Class F1	$0.6433
Class F2	$0.6952
Class 529-A	$0.6399
Class 529-B	$0.4697
Class 529-C	$0.4820
Class 529-E	$0.5892
Class 529-F1	$0.6855
Class R-1	$0.4936
Class R-2	$0.4975
Class R-2E	-
Class R-3	$0.5828
Class R-4	$0.6453
Class R-5	$0.7064
Class R-6	$0.7172

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,323,539
Class B	28,215
Class C	311,101
Class F1	179,448
Class F2	138,746
Total	3,981,049
Class 529-A	68,331
Class 529-B	1,593
Class 529-C	22,026
Class 529-E	3,028
Class 529-F1	2,443
Class R-1	6,243
Class R-2	29,893
Class R-2E	-
Class R-3	63,484
Class R-4	55,641
Class R-5	26,455
Class R-6	119,598
Total	398,735

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.45
Class B	$21.30
Class C	$21.21
Class F1	$21.40
Class F2	$21.44
Class 529-A	$21.41
Class 529-B	$21.36
Class 529-C	$21.33
Class 529-E	$21.35
Class 529-F1	$21.41
Class R-1	$21.33
Class R-2	$21.23
Class R-2E	-
Class R-3	$21.37
Class R-4	$21.42
Class R-5	$21.45
Class R-6	$21.46